EXHIBIT 99.1

Harsco Corporation Reports Third Quarter 2010 Results

HARRISBURG, Pa., Oct. 28, 2010 (GLOBE NEWSWIRE) -- Worldwide industrial services and engineered products company Harsco Corporation (NYSE:HSC) today reported third quarter 2010 results.

Third Quarter 2010 Highlights

Third quarter 2010 diluted earnings per share from continuing operations were $0.26, compared with $0.40 in the third quarter of last year. Income from continuing operations was $21.8 million, compared with $35.1 million last year. Third quarter 2009 results were negatively impacted by a $9.0 million or $0.11 per diluted share net non-cash, after-tax charge related to the Harsco Metals business. As expected, results in this year's third quarter continued to be negatively and significantly impacted by poor end-market conditions in the Company's Harsco Infrastructure business segment.

Sales increased slightly to $752 million, compared with $744 million in the third quarter of last year. Foreign currency translation reduced sales by approximately $16 million when compared with the third quarter of 2009, but increased operating income by approximately $1.2 million, or $0.01 per diluted share. In addition, a higher tax rate reduced income from continuing operations by approximately $2.8 million, or $0.03 per diluted share, compared with the third quarter of 2009.

Sales for the first nine months of 2010 were approximately $2.3 billion, an increase of almost 3 percent from approximately $2.2 billion in the same period a year ago. However, income from continuing operations and diluted earnings per share were below last year's results, again due to substantially lower operating results from the Company's Harsco Infrastructure Segment. Income from continuing operations was $65.8 million, or $0.76 per diluted share, compared with $99.0 million or $1.17 per diluted share in the first nine months of 2009. Negatively impacting the 2009 results was the aforementioned $9.0 million or $0.11 per diluted share net non-cash, after-tax charge. For the first nine months of 2010, a higher tax rate reduced income from continuing operations by approximately $8 million, or $0.10 per diluted share, compared with the first nine months of 2009.

Foreign currency translation increased sales for the first nine months of 2010 by approximately $10 million and income before taxes by approximately $3.7 million, or $0.03 per diluted share when compared with the results for the first nine months of 2009.

Comment and Outlook

Commenting on the Company's results, Harsco Chairman, President and Chief Executive Officer Salvatore D. Fazzolari said, "While our overall third quarter results were better than we expected, we continue to experience very difficult end-market conditions within our Harsco Infrastructure business. In this regard, we are taking a number of steps to right-size this business, under new leadership, to address the ongoing market challenges. We look forward to more fully discussing these steps at our Annual Analysts Conference to be held in New York City on December 10th. The result of these actions will culminate in an expected restructuring charge in the fourth quarter of 2010.

"The Company's other businesses, specifically Harsco Metals, Harsco Rail, and the Harsco Minerals and Harsco Industrial ("All Other") group, all performed well and, in total, exceeded our expectations for the quarter. We continue to be pleased with the overall progress seen this year in their performance. However, much work needs to be done to bring our Harsco Infrastructure business back to profitability in future years. The recent austerity measures being implemented in Europe and particularly the United Kingdom, along with the continuing project deferrals, postponements and pricing pressures have significantly diminished our outlook for the Harsco Infrastructure business in the fourth quarter. We now expect the Harsco Infrastructure business to incur an operating loss in the fourth quarter at least equal to or greater than the operating loss of the third quarter."

"Given the foregoing, we are maintaining our previously communicated full year 2010 EPS guidance from continuing operations of $0.80 to $0.90 per diluted share. This full year 2010 guidance excludes any restructuring charge that we expect to incur in the fourth quarter for the Harsco Infrastructure segment."

Third Quarter Review

Harsco Infrastructure

Sales in the third quarter decreased 9 percent to $254 million from $279 million last year. An operating loss of $13.6 million was incurred in the quarter, compared with operating income in last year's third quarter of $22.5 million. Foreign currency translation decreased sales by approximately $12 million in the quarter and decreased operating income by approximately $0.4 million when compared with the third quarter of 2009.

Very difficult end-market conditions persist for this operating segment. Of particular note in the quarter was the reversal of moderating business conditions in the U.K. due to that country's recently implemented economic austerity measures, and continuing negative end-market conditions in mainland Europe due also to austerity measures and the sovereign debt crisis. The Gulf Region of the Middle East continues to be negatively impacted by the sovereign debt crisis of Dubai. All these negative events have resulted in projects being deferred and postponed at higher levels than expected, and pricing continues to be very challenging.

This business segment is expected to incur another significant operating loss in the fourth quarter of 2010. As the Company continues to respond to these difficult challenges with additional countermeasures and new operating leadership for this Segment, the Company expects to incur a substantial restructuring charge in the fourth quarter. Details will be provided at the Company's Annual Analysts Conference.

Harsco Metals

Sales in the third quarter increased 14 percent to $313 million from $275 million in last year's comparable quarter. Operating income in the quarter was $19.4 million, compared with a loss of $4.4 million in last year's quarter. Included in last year's loss was the previously discussed one-time charge. Operating margins in the quarter were 6.2 percent. When compared with the third quarter of 2009, foreign currency translation decreased sales in the quarter by $4.2 million, but increased operating income by $1.3 million. This business segment continues to benefit from cost savings initiatives and new contract start-ups.

As expected, global steel production in the quarter moderated from first half levels, yet still remained notably above the levels of the third quarter of 2009. Near term, steel production is expected to further moderate somewhat in the fourth quarter of 2010, as the restocking of steel inventories by service centers and end-customers returns to more normal levels.

Longer-term, this segment should continue to benefit from the Company's ongoing cost cutting initiatives, further new contract signings and higher steel production volumes as the economies of the world return to more normalized growth rates in the years ahead.

Harsco Rail

As expected, sales in the quarter decreased to $71 million, down approximately 8 percent from sales of $77 million in the comparable quarter of last year. However, operating income of $14.4 million was only slightly less than that of $14.8 million in last year's third quarter. Operating margins of 20.4 percent were some 130 basis points higher in the quarter, compared with last year. Foreign currency did not have a meaningful impact on results in the quarter when compared with the third quarter of 2009.

As has been reported previously, quarterly results of Harsco Rail are affected by the timing of unit deliveries as they are completed. In the first half of 2010, there was a significant pull-forward effect of deliveries at the request of a major customer. Nevertheless, operating income and margins in the third quarter benefited somewhat from improved year-over-year utilization rates under certain contract service programs, as well as the Company's cost containment initiatives and its continuous improvement program.

Looking ahead, Harsco Rail is expected to post its second consecutive record year and is currently positioning itself for another strong performance in 2011 and beyond. This expectation is underpinned by anticipated contract services revenue, expected parts sales for units previously sold, and new unit sales. Bidding activity remains strong across a wide range of geographies.

Harsco Minerals & Harsco Industrial ("All Other" Category)

Sales in the third quarter increased by approximately 2 percent to $115 million from last year's $112 million. Operating income of $24.9 million was essentially flat with the $24.8 million in the prior year quarter. Operating margins of 21.7 percent were slightly lower than the 22.1 percent posted last year. Foreign currency translation did not have a material impact on results in the quarter when compared with the third quarter of 2009.

The Harsco Minerals business showed healthy gains in sales, operating income and operating margins in this year's third quarter compared with the same period last year. While Harsco Industrial remained solidly profitable in the quarter, sales were flat and operating income and margins both declined. This is due to higher LIFO costs and the poor end markets in non-residential construction, which are negatively impacting the industrial grating product line.

While the Company anticipates that higher LIFO expense will continue to negatively impact Harsco Industrial in the fourth quarter, the longer-term outlook for this Category remains positive. Continued strong global bidding activity in the Harsco Minerals business; the start-up over the next several quarters of contracts previously signed; and the expected future benefits from international joint venture opportunities being developed within the Harsco Industrial businesses are expected to have an overall favorable effect on Harsco Minerals & Harsco Industrial performance.

Liquidity, Capital Resources and Other Matters

Net cash provided by operating activities for the first nine months of 2010 was $236 million, compared with $277 million for the prior year period. Net cash used by investing activities was $142 million, compared with $127 million in the first nine months of 2009. As previously reported, the increase was the result of the timing of the cash settlement of an acquisition that was announced in the fourth quarter of last year, for which the cash transfer occurred in this year's first quarter. The modest increase in capital expenditures year-over-year of $6.9 million is principally due to capital required for new contract signings in the Harsco Metals and Harsco Minerals businesses. Free cash flow (cash flow from operations less capital expenditures) was $106 million for the first nine months of 2010, compared with $154 million in the comparable period last year. The year-over-year decline is principally the result of lower income for the Harsco Infrastructure business in the first nine months of 2010. The Company's target is to achieve approximately $200 million in free cash flow in 2010.

The total debt to capital ratio at September 30, 2010 was 43.3 percent, compared with 39.5 percent at end of the prior year. However, this is due to the successful issuance on September 20, 2010 of $250 million in 5-year notes (coupon 2.70 percent). As previously announced, the proceeds from this offering were used to repay the maturing 200 million British pound sterling-denominated ($316 million) notes (coupon 7.25 percent) due on October 27, 2010. Net debt to net capital at September 30, 2010 was 35.5 percent, compared with 37.1 percent at December 31, 2009.

Discontinued Operations

The third quarter of 2010 includes a loss after tax of $0.9 million, or $0.01 per diluted share from discontinued operations, compared with a loss of $11.8 million or $0.15 per diluted share in 2009.

Forward Looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "may," "could," "believes," "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Harsco, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the worldwide business environment in which the Company operates, including general economic conditions; changes in currency exchange rates, interest rates, commodity and fuel costs and capital costs; changes in the performance of the equity and debt markets that could affect, among other things, the valuation of the assets in the Company's pension plans and the accounting for pension assets, liabilities and expenses; changes in governmental laws and regulations, including environmental, tax and import tariff standards; market and competitive changes, including pricing pressures, market demand and acceptance for new products, services, and technologies; unforeseen business disruptions in one or more of the many countries in which the Company operates due to political instability, civil disobedience, armed hostilities, public health issues or other calamities; the seasonal nature of the Company's business; our ability to successfully enter into new contracts and complete new acquisitions or joint ventures in the timeframe contemplated or at all; the ongoing global financial and credit crisis, which could result in our customers curtailing development projects, construction, production and capital expenditures, which, in turn, could reduce the demand for our products and services and, accordingly, our sales, margins and profitability; the financial condition of the Company's customers, including the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; the successful integration of the Company's strategic acquisitions; the amount and timing of repurchases of the Company's common stock, if any; our ability to successfully implement cost-reduction initiatives; and other risk factors listed from time to time in the Company's SEC reports. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 10:00 a.m. Eastern Time to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (973) 200-3957 for international callers. Enter Conference ID number 15137207. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website, or by telephone beginning at approximately 11:00 am ET today through Tuesday, November 2, 2010. The telephone replay dial-in number is (800) 642-1687, or (706) 645‑9291 for international callers. Enter Conference ID number 15137207.

About Harsco

Harsco Corporation is a diversified, global industrial services and engineered products company serving major industries that are fundamental to worldwide economic growth. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

The Harsco Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=361

HARSCO CORPORATION CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
	Three Months Ended September 30		Nine Months Ended September 30
(In thousands, except per share amounts)	2010	2009	2010	2009
Revenues from continuing operations:
Service revenues	$ 627,901	$ 612,432	$ 1,865,333	$ 1,791,081
Product revenues	124,500	131,789	415,994	427,005
Total revenues	752,401	744,221	2,281,327	2,218,086

Costs and expenses from continuing operations:
Cost of services sold	493,181	472,943	1,481,099	1,385,054
Cost of products sold	81,569	81,652	263,597	279,061
Selling, general and administrative expenses	131,405	125,443	401,496	381,354
Research and development expenses	1,293	861	2,979	2,236
Other (income) expense	883	6,898	(2,020)	6,427
Total costs and expenses	708,331	687,797	2,147,151	2,054,132

Operating income from continuing operations	44,070	56,424	134,176	163,954

Interest income	737	888	1,849	1,944
Interest expense	(15,709)	(15,822)	(47,239)	(46,621)

Income from continuing operations before income taxes and equity income	29,098	41,490	88,786	119,277

Income tax expense	(7,391)	(6,525)	(23,295)	(20,508)
Equity in income of unconsolidated entities, net	120	128	309	280

Income from continuing operations	21,827	35,093	65,800	99,049

Discontinued operations:
Loss from discontinued business	(1,406)	(17,183)	(6,195)	(21,094)
Income tax benefit	511	5,391	2,716	6,609
Loss from discontinued operations	(895)	(11,792)	(3,479)	(14,485)
Net Income	20,932	23,301	62,321	84,564
Less: Net income attributable to noncontrolling interests	(753)	(3,119)	(4,445)	(5,182)
Net Income attributable to Harsco Corporation	$ 20,179	$ 20,182	$ 57,876	$ 79,382

Amounts attributable to Harsco Corporation common stockholders:
Income from continuing operations, net of tax	$ 21,074	$ 31,974	$ 61,355	$ 93,867
Loss from discontinued operations, net of tax	(895)	(11,792)	(3,479)	(14,485)
Net income attributable to Harsco Corporation common stockholders	$ 20,179	$ 20,182	$ 57,876	$ 79,382

Weighted average shares of common stock outstanding	80,574	80,315	80,559	80,285
Basic earnings per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$ 0.26	$ 0.40	$ 0.76	$ 1.17
Discontinued operations	(0.01)	(0.15)	(0.04)	(0.18)
Basic earnings per share attributable to Harsco Corporation common stockholders	$ 0.25	$ 0.25	$ 0.72	$ 0.99

Diluted weighted average shares of common stock outstanding	80,762	80,631	80,747	80,557
Diluted earnings per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$ 0.26	$ 0.40	$ 0.76	$ 1.17
Discontinued operations	(0.01)	(0.15)	(0.04)	(0.18)
Diluted earnings per share attributable to Harsco Corporation common stockholders	$ 0.25	$ 0.25	$ 0.72	$ 0.99

HARSCO CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)	September 30 2010	December 31 2009
ASSETS
Current assets:
Cash and cash equivalents	$ 330,337	$ 94,184
Trade accounts receivable, net	657,880	598,318
Other receivables	28,848	30,865
Inventories	278,922	291,174
Other current assets	163,818	154,797
Total current assets	1,459,805	1,169,338
Property, plant and equipment, net	1,428,705	1,510,801
Goodwill	698,261	699,041
Intangible assets, net	129,157	150,746
Other assets	128,819	109,314
Total assets	$ 3,844,747	$ 3,639,240
LIABILITIES
Current liabilities:
Short-term borrowings	$ 4,960	$ 57,380
Current maturities of long-term debt	319,803	25,813
Accounts payable	237,275	215,504
Accrued compensation	84,047	67,652
Income taxes payable	26,655	5,931
Dividends payable	16,503	16,473
Insurance liabilities	24,764	25,533
Advances on contracts	101,625	149,413
Other current liabilities	209,414	187,403
Total current liabilities	1,025,046	751,102
Long-term debt	850,586	901,734
Deferred income taxes	76,593	90,993
Insurance liabilities	64,417	61,660
Retirement plan liabilities	231,553	250,075
Other liabilities	58,755	73,842
Total liabilities	2,306,950	2,129,406
EQUITY
Harsco Corporation stockholders' equity:
Common stock	139,497	139,234
Additional paid-in capital	140,737	137,746
Accumulated other comprehensive loss	(182,571)	(201,684)
Retained earnings	2,141,560	2,133,297
Treasury stock	(737,106)	(735,016)
Total Harsco Corporation stockholders' equity	1,502,117	1,473,577
Noncontrolling interests	35,680	36,257
Total equity	1,537,797	1,509,834
Total liabilities and equity	$ 3,844,747	$ 3,639,240

HARSCO CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
	Three Months Ended September 30		Nine Months Ended September 30
(In thousands)	2010	2009	2010	2009

Cash flows from operating activities:
Net income	$ 20,932	$ 23,301	$ 62,321	$ 84,564
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	69,511	68,868	209,428	208,014
Amortization	9,016	7,070	27,033	20,627
Equity in income of unconsolidated entities, net	(120)	(128)	(309)	(280)
Dividends or distributions from unconsolidated entities	--	100	176	200
Other, net	(2,934)	11,863	(17,271)	2,688
Changes in assets and liabilities, net of acquisitions and dispositions of businesses:
Accounts receivable	23,830	20,319	(57,299)	55,251
Inventories	(4,761)	2,303	8,606	23,230
Accounts payable	(2,248)	11,960	14,524	(55,162)
Accrued interest payable	9,882	9,948	21,252	20,935
Accrued compensation	2,639	356	16,429	(19,439)
Other assets and liabilities	(15,418)	(35,517)	(48,910)	(63,934)

Net cash provided by operating activities	110,329	120,443	235,980	276,694

Cash flows from investing activities:
Purchases of property, plant and equipment	(55,352)	(40,493)	(129,942)	(123,072)
Purchases of businesses, net of cash acquired	--	(9,978)	(27,643)	(12,732)
Proceeds from sales of assets	2,133	488	18,421	11,521
Other investing activities	(4,813)	(2,201)	(3,093)	(3,016)

Net cash used by investing activities	(58,032)	(52,184)	(142,257)	(127,299)

Cash flows from financing activities:
Short-term borrowings, net	(54,404)	(30,422)	(50,919)	(84,303)
Current maturities and long-term debt:
Additions	318,377	51,271	499,267	292,996
Reductions	(74,528)	(52,505)	(251,646)	(296,854)
Cash dividends paid on common stock	(16,496)	(16,063)	(49,460)	(47,750)
Dividends paid to noncontrolling interests	(1,072)	(26)	(5,020)	(2,466)
Purchase of noncontrolling interest	(1,159)	(67)	(1,159)	(12,953)
Contributions of equity from noncontrolling interests	88	5,332	442	5,332
Common stock issued-options	382	11	820	444
Other financing activities	(369)	--	(369)	--

Net cash provided (used) by financing activities	170,819	(42,469)	141,956	(145,554)

Effect of exchange rate changes on cash	4,769	1,936	474	2,530

Net increase in cash and cash equivalents	227,885	27,726	236,153	6,371

Cash and cash equivalents at beginning of period	102,452	69,981	94,184	91,336

Cash and cash equivalents at end of period	$ 330,337	$ 97,707	$ 330,337	$ 97,707

Harsco Corporation
REVIEW OF OPERATIONS BY SEGMENT (Unaudited)

	Three Months Ended September 30, 2010		Three Months Ended September 30, 2009

(In thousands)	Sales	Operating Income (loss)	Sales	Operating Income (loss)

Harsco Infrastructure	$ 253,569	$ (13,643)	$ 279,450	$ 22,503

Harsco Metals	313,214	19,443	275,093	(4,420)

Harsco Rail (a)	70,675	14,401	77,237	14,785

All Other Category (Harsco Minerals & Harsco Industrial) (a)	114,863	24,928	112,381	24,839

General Corporate	80	(1,059)	60	(1,283)

Consolidated Totals	$ 752,401	$ 44,070	$ 744,221	$ 56,424

(a) Segment information for prior periods has been reclassified to conform with the current presentation.  The Harsco Rail operating segment, which was previously a component of the All Other Category, is now reported separately.

	Nine Months Ended September 30, 2010		Nine Months Ended September 30, 2009

(In thousands)	Sales	Operating Income (loss)	Sales	Operating Income (loss)

Harsco Infrastructure	$ 766,851	$ (46,467)	$ 871,962	$ 66,267

Harsco Metals	927,104	55,674	772,958	(3,014)

Harsco Rail (a)	252,404	56,429	231,378	44,005

All Other Category (Harsco Minerals & Harsco Industrial) (a)	334,788	70,777	341,608	61,720

General Corporate	180	(2,237)	180	(5,024)

Consolidated Totals	$ 2,281,327	$ 134,176	$ 2,218,086	$ 163,954

(a) Segment information for prior periods has been reclassified to conform with the current presentation.  The Harsco Rail operating segment, which was previously a component of the All Other Category, is now reported separately.

Harsco Corporation FREE CASH FLOW (Unaudited)
	Three Months Ended September 30		Nine Months Ended September 30
(In thousands)	2010	2009	2010	2009

Net cash provided by operating activities	$ 110,329	$ 120,443	$ 235,980	$ 276,694
Purchases of property, plant and equipment	(55,352)	(40,493)	(129,942)	(123,072)

Free cash flow	$ 54,977	$ 79,950	$ 106,038	$ 153,622

Free Cash Flow is a non-GAAP financial measure.  The Company's Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand the Company's asset base and are expected to generate future cash flows from operations.  It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

CONTACT: Harsco Corporation
         Investor Contact
         Eugene M. Truett
           717.975.5677
           etruett@harsco.com
         Media Contact
         Kenneth D. Julian
           717.730.3683
           kjulian@harsco.com